Putnam RetirementReady 2010 Fund
7/31/05 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	101
Class B	*
Class C 	*

72DD2 (000s omitted)

Class M	*
Class R	*
Class Y	134

73A1
Class A	0.215
Class B	0.195
Class C	0.167

73A2
Class M	0.172
Class R	0.194
Class Y	0.232

74U1 (000s omitted)

Class A	658
Class B	1
Class C	*

74U2 (000s omitted)

Class M	1
Class R	*
Class Y	714

* Represents less than 1(000s omitted)

74V1

Class A	59.72
Class B	58.59
Class C	58.62

74V2

Class M	58.73
Class R	58.83
Class Y	62.35